Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2019 Results

NEW YORK, April 25, 2019 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $30.8 million, up 3% year-over-year in constant currencies

•	Operating profit of $5.0 million, up 36% year-over-year

•	Cash flow from operations of $3.4 million

•	Earnings per share (EPS) of $0.26

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the first quarter ended March 31, 2019, with revenue of $30.8 million and operating profit of $5.0 million. In nominal terms, revenue decreased $59,000 year-over-year. In constant currencies, revenue increased by 3% year-over-year. Net income was $3.1 million, with EPS of $0.26, up from $0.20 in the prior-year period.

"Our attractive core business in North America and Europe generated an operating profit of $6.6 million, with a strong operating margin of 23%, of which $1.6 million was re-invested in our Asia Pacific business. We are committed to driving up shareholder value by implementing a successful strategy to achieve profitable growth in Asia Pacific faster," said Holger Bartel, Global CEO of Travelzoo.

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Asia Pacific
Asia Pacific business segment revenue decreased 18% year-over-year to $1.7 million. In constant currencies, revenue decreased 13% year-over-year. The operating loss in Asia Pacific for the first quarter was $1.6 million, compared to an operating loss of $1.7 million in the prior-year period.

Europe
Europe business segment revenue increased 3% year-over-year to $10.6 million. In constant currencies, revenue increased 10% year-over-year. Operating profit for the first quarter was $2.1 million, or 20% of revenue, compared to an operating profit of $2.0 million, or 19% of revenue in the prior-year period.

North America
North America business segment revenue for the first quarter was $18.6 million, unchanged from the prior-year period. In constant currencies, revenue increased 1% year-over-year. Operating profit for the first quarter was $4.5 million, or 24% of revenue, compared to an operating profit of $3.4 million, or 18% of revenue in the prior-year period.

Members
As of March 31, 2019, Travelzoo had a worldwide unduplicated number of members of 29.9 million. In Asia Pacific, unduplicated number of members was 3.6 million as of March 31, 2019, consistent with December 31, 2018. In Europe, unduplicated number of members was 8.9 million as of March 31, 2019, up 2% from December 31, 2018. In North America, unduplicated number of members was 17.5 million as of March 31, 2019, consistent with December 31, 2018.

Income Taxes
Income tax expense was $1.8 million, compared to a $1.3 million income tax expense in the prior-year period.

Asset Management
During the first quarter of 2019, Travelzoo generated $3.4 million of cash from operating activities. Accounts receivable increased by $2.7 million over the prior-year period to $15.6 million. Accounts payable increased by $1.4 million over the prior-year period to $16.2 million. Capital expenditures were $131,000, up from $65,000 in the prior-year period. As of March 31, 2019, cash and cash equivalents were $19.9 million.

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Conference Call
Travelzoo will host a conference call to discuss first quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2019	2018
Revenues	$30,825	$30,884
Cost of revenues	2,946	3,385
Gross profit	27,879	27,499
Operating expenses:
Sales and marketing	15,606	15,542
Product development	1,703	2,511
General and administrative	5,599	5,789
Total operating expenses	22,908	23,842
Income from operations	4,971	3,657
Other income (loss), net	(99)	161
Income before income taxes	4,872	3,818
Income tax expense	1,752	1,316
Net income	$3,120	$2,502

Basic income per share	$0.26	$0.20
Diluted income per share	$0.26	$0.20

Weighted average shares:
Basic	11,914	12,462
Diluted	12,224	12,462

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$19,946	$18,017
Accounts receivable, net	15,579	12,646
Income taxes receivable	—	389
Deposits	88	167
Prepaid expenses and other	1,607	1,947
Total current assets	37,220	33,166
Deposits and other	689	685
Deferred tax assets	1,284	1,645
Restricted cash	1,325	1,444
Investment in WeekenGO	2,483	2,694
Operating lease right-of-use assets	14,264	—
Property and equipment, net	3,604	3,790
Total assets	$60,869	$43,424
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,180	$17,129
Accrued expenses and other	9,067	7,853
Deferred revenue	1,199	1,339
Operating lease liabilities	5,508	—
Income tax payable	1,519	489
Total current liabilities	33,473	26,810
Long-term tax liabilities	425	418
Long-term operating lease liabilities	11,251	—
Other long-term liabilities	83	2,137
Total liabilities	45,232	29,365
Common stock	119	120
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(4,303)	(4,214)
Retained earnings	19,821	18,153
Total stockholders’ equity	15,637	14,059
Total liabilities and stockholders’ equity	$60,869	$43,424

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$3,120	$2,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	330	384
Deferred income tax	341	(110)
Stock-based compensation	163	173
Loss on equity investment in WeekenGO	159	—
Other	77	(83)
Net foreign currency effects	(21)	(171)
Changes in operating assets and liabilities:
Accounts receivable	(2,980)	(997)
Income tax receivable	388	428
Prepaid expenses and other	425	(10)
Accounts payable	(1,100)	(3,185)
Accrued expenses and other	1,587	1,024
Income tax payable	988	217
Other liabilities	(71)	7
Net cash provided by operating activities	3,406	179
Cash flows from investing activities:
Purchases of property and equipment	(131)	(65)
Net cash used in investing activities	(131)	(65)
Cash flows from financing activities:
Repurchase of common stock, net	(1,591)	—
Taxes paid for net share settlement of equity awards	(26)	—
Net cash used in financing activities	(1,617)	—
Effect of exchange rate on cash, cash equivalents and restricted cash	152	456
Net increase in cash, cash equivalents and restricted cash	1,810	570
Cash, cash equivalents and restricted cash at beginning of period	19,461	24,001
Cash, cash equivalents and restricted cash at end of period	$21,271	$24,571
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$(60)	$779

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,635	$11,054	$18,136	$30,825
Intersegment revenue	30	(481)	451	—
Total net revenues	1,665	10,573	18,587	30,825
Operating income (loss)	$(1,635)	$2,137	$4,469	$4,971

Three months ended March 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,042	$10,332	$18,510	$30,884
Intersegment revenue	(20)	(52)	72	—
Total net revenues	2,022	10,280	18,582	30,884
Operating income (loss)	$(1,740)	$1,966	$3,431	$3,657

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